EXHIBIT 12.1




                      TOYOTA MOTOR CREDIT CORPORATION

             CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES<F1>

                                                       Three Months Ended
                                                          December 31,
                                                      ---------------------
                                                       1994           1993
                                                      ------         ------
                                                      (Dollars in Millions)

Consolidated income
   before income taxes......................            $ 73           $ 76
                                                        ----           ----
Fixed charges:
   Interest.................................             161            110
   Portion of rent expense
      representative of the
      interest factor
      (deemed to be
      one-third)............................               1              1
                                                        ----           ----

Total fixed charges.........................             162            111
                                                        ----           ----
Earnings available
   for fixed charges........................            $235           $187
                                                        ====           ====

Ratio of earnings to
   fixed charges<F2>........................            1.45           1.68
                                                        ====           ====

- -----------------

<F1>  TMCC did  not receive any  financial support  from TMS during  the three months ended December 31, 1994 and 1993.

<F2>  In March 1987,  TMCC guaranteed  payments of principal  and interest  on
      $58 million principal amount of bonds issued in connection with the Kentucky manufacturing facility of an affiliate. As of
      December 31, 1994, TMCC has not incurred any fixed charges in connection with such guarantee and no amount is included in any ratio of earnings to fixed charges.

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